Exhibit (a)(1)(T)
STOCK OPTION CONFIRMING MEMORANDUM
GRANT OF NON-QUALIFIED STOCK OPTION
Private & Confidential (Addressee Only)
Employee Name
Division:
Location:
We are pleased to advise you that you have been granted an option to purchase __________ shares of Analog Devices, Inc. Common Stock on the terms and conditions set forth below (the “Option”). The grant of this Option reflects Analog’s confidence in your commitment and contributions to the success and continued growth of Analog Devices, Inc. (the “Company”).
               GRANT OF OPTION: This memorandum confirms that, subject to the terms and conditions of the Analog Devices, Inc. 2006 Stock Incentive Plan (the “Plan”), the Company has granted to you (the “Optionee”), effective on the Date of Grant set forth below, an option to purchase shares of the Company’s Common Stock (the “Option Shares”) as follows:

Date of Grant:	September ____, 2009
Number of Option Shares Granted:	Determined Based on Exchange Ratio
Option Exercise Price Per Share:	Closing Market Price on Grant Date

ALL TERMS NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE PLAN.
               EXERCISE OF OPTION: The Option is exercisable as detailed on the election form.
The right of exercise is cumulative, so that if the Option is not exercised to the maximum extent permissible during any period, it is exercisable, in whole or in part, with respect to all shares not so purchased at any time during any subsequent period prior to the expiration or termination of the Option.
               TERM OF OPTION; TERMINATION OF EMPLOYMENT:
1.	The term of the Option is ten (10) years after the Date of Grant, subject, however, to the early termination provisions set forth herein.

2.	Except as otherwise provided herein, the Option shall be exercisable by the Optionee (or his/her successor in interest) following the termination of the Optionee’s employment only to the extent that the Option was exercisable on or prior to the date of such termination.

3.	The Option shall terminate on the date the Optionee voluntarily terminates employment with the Company or one of its subsidiaries (except by reason of retirement after attaining age 60 as provided below) or on the date his/her employment is terminated by the Company or one of its subsidiaries without “Cause” (as defined in paragraph 4), but any Option Shares that are exercisable on the date of such termination shall continue to be exercisable for a period of three (3) months following such termination date.

4.	The Option shall terminate on the date the Optionee’s employment with the Company or one of its subsidiaries is terminated by the Company or one of its subsidiaries for “Cause”, and all Option Shares that are then exercisable shall forthwith cease to be exercisable. “Cause” for this purpose means unsatisfactory job performance (as determined by the Company), willful misconduct, fraud, gross negligence, disobedience or dishonesty.

5.	Upon the death of the Optionee while he/she is an employee of the Company or one of its subsidiaries, the Option shall become exercisable in full on the date of death and shall continue to be exercisable (by the Optionee’s successor in interest) over the remaining term of the Option.

6.	If the Optionee’s employment with the Company or one of its subsidiaries terminates by reason of the retirement of the Optionee after attaining age 60, the Option shall terminate on the date of such retirement, but any Option Shares that are exercisable on the date of such retirement shall continue to be exercisable over the remaining term of the Option; provided that all then-exercisable Option Shares held by such Optionee shall immediately cease to be exercisable in the event that such Optionee becomes an employee of any competitor of the Company or one of its subsidiaries (as determined in the sole discretion of the Company).

7.	If the employment of the Optionee terminates due to disability (as determined by the Company), the Option Shares that are not exercisable as of the date of disability shall become exercisable on the date or dates (over the remaining term of the Option) that they otherwise would have become exercisable if the Optionee’s employment had not been terminated due to disability. Any Option Shares that are exercisable upon disability prior to giving effect to this provision shall continue to be exercisable over the remaining term of the Option.
As used herein, the terms “employment” and “employee” shall mean and include any one of the following relationships with the Company or one of its subsidiaries: director, employee, consultant or advisor.
               PAYMENT OF PURCHASE PRICE: The following payment methods may be used to purchase Option Shares:
1.	A cashless exercise in a manner described in the Plan.

2.	Cash or check payable to the Company.

3.	Delivery by the Optionee of shares of Common Stock of the Company that have been owned by the Optionee for at least six months and subject to such other terms and conditions contained in the Plan.

4.	Any combination of the above methods.
               NON-TRANSFERABILITY OF OPTION: Except as provided by will or the laws of descent and distribution, this Option is personal and no rights granted hereunder shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), nor shall any such rights be subject to execution, attachment or similar process.
               ADJUSTMENT: This Option is subject to adjustment (including with respect to vesting of the Option Shares) upon certain changes in the Company’s common stock and certain other events, including a Change in Control Event or a Reorganization Event, as provided in Section 11 of the Plan.
               WITHHOLDING TAXES: As a condition to the issuance of shares upon exercise of the Option, the Optionee shall pay to the Company, or make provision satisfactory to the Company for payment of, an amount sufficient to satisfy federal, state and local withholding tax requirements.
A copy of the Plan prospectus is available on the Company’s Intranet at www.analog.com/employee (from Signals home page, click Knowledge Centers, HR, Employee Stock Programs. The related documents can be found in the right-hand column). If you are unable to access this information via the Intranet, ADI’s or your regional stock plan administrator can provide you with copies.

Ray Stata	Jerald G. Fishman
Chairman of the Board	President & Chief Executive Officer

STOCK OPTION GRANT ACCEPTANCE
FOR EMPLOYEES OF ANALOG DEVICES, INC.
AND ITS SUBSIDIARIES IN BELGIUM
If you wish to accept the stock option described below, please sign this notice of acceptance and return it by mail to
Stock Plan Administrator, Treasury Department, Analog Devices, Norwood, MA 02062
If this acceptance is not received within 60 days of the date of the grant show below, the grant is deemed not to be accepted.
*** PLEASE RETURN WITHIN 60 DAYS IF ACCEPTING GRANT***
Under current law, you will be taxed at the grant of your stock option under Analog Devices Inc.’s (ADI) Employee Stock Option Program. Your option will be taxed on the 60th day following the date of grant. If you elect to accept the offer, a written notice must be sent to your stock plan administrator before the expiration of the 60-day period.
You will recognize taxable income and will be subject to payroll tax withholding in an amount equal to 20% of the fair market value of ADI’s stock at the date of grant multiplied by the number of options you received. ADI or its subsidiary will advise you or your stockbroker as to the amount and will collect the payroll taxes from you when you are granted your options. Keep in mind that the actual amount of tax you will owe will depend on your overall tax situation, and may be more or less than the amount of tax withheld.
Following the grant of your option to purchase ADI shares, the exercise or any subsequent sale or exchange of these shares will not generate another taxable event.
This addendum provides only a brief summary of the tax implications of exercising your option and selling stock. Your individual circumstances can affect your tax consequence and because tax laws are unique to each country and periodically change, you should consult your own tax or financial advisor.
               This acceptance notification relates to the following options (the “Option(s)”):

Date of Grant:	September ____, 2009
Number of Option Shares Granted:	Determined Based on Exchange Ratio
Option Exercise Price Per Share:	Closing Market Price on Grant Date

               I hereby accept the offered stock option shown above.

Employee Name	Date

“UNDERTAKING” FOR BELGIUM INCOME TAX PURPOSES
FOR EMPLOYEES OF ANALOG DEVICES, INC.
AND ITS SUBSIDIARIES IN BELGIUM
If You Elect To Enter Into This Undertaking, Please Sign And return it by mail to
Stock Plan Administrator, Treasury Department, Analog Devices, Norwood, MA 02062
*** PLEASE RETURN WITHIN 60 DAYS***
UNDERTAKING:
The undersigned, having been granted a new stock option (“Option”) by Analog Devices, Inc. under the Analog Devices, Inc. 2006 Stock Incentive Plan, on September __, 2009 (offer date), hereby undertakes (i) not to exercise such Option before the end of the third calendar year following the year in which the offer date falls (i.e., not before Jan 1, 2013) and (ii) not to transfer such Option, except in case of death.
This undertaking is assumed pursuant to article 43, section 6 of the Belgian law of 26 March 1999 for the purpose of obtaining for such Option the lower valuation rules applied to the calculation of the taxable amount on which the undersigned is taxed in Belgium at the time of grant of the Option (i.e., 7.5% of the value of the underlying shares, plus 0.5% per year (or fraction of a year) by which the term of the Option exceeds five (5) years, instead of 15% of the value of the underlying shares, increased by 1% per year (or fraction of a year) by which the term of the options exceeds five (5) years).
The undersigned understands that the taxable amount will be “doubled” if he/she does not comply with the present undertaking.
               This undertaking relates to the following options (the “Option(s)”):

Date of Grant:	September ____, 2009
Number of Option Shares Granted:	Determined Based on Exchange Ratio
Option Exercise Price Per Share:	Closing Market Price on Grant Date

Employee Name	Date